PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 49 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                       Dated March 23, 2004
                                                                  Rule 424(b)(3)

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2008

                            -----------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2008) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:           Euro 1,000,000,000

Maturity Date:              May 29, 2008

Settlement Date (Original
    Issue Date):            March 30, 2004

Interest Accrual Date:      February 27, 2004 (as modified as described under
                            "Interest Payment Dates")

Issue Price:                100.5678%, plus accrued interest from and including
                            February 27, 2004 (as modified as described under "Interest Payment Dates") to but excluding the original issue date

Specified Currency:         Euro

Redemption Percentage
    at Maturity:            100%

Base Rate:                  EURIBOR

Spread (Plus or Minus):     Plus 0.40% per annum

Spread Multiplier:          N/A

Index Currency:             N/A

Index Maturity:             3 Months

Maximum Interest Rate:      N/A

Minimum Interest Rate:      N/A

Initial Interest Rate:      2.47%

Initial Redemption Date:    N/A

Initial Redemption
    Percentage:             N/A

Annual Redemption
    Percentage Reduction:   N/A

Optional Repayment
    Date(s):                N/A

Interest Payment Dates:     Each February 29, May 29, August 29 and November 29,
                            commencing May 29, 2004; provided that the first interest payment date for each of the years 2005, 2006 and 2007 shall be February 28; provided further that if any interest payment date (other than the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day.

Interest Payment Period:    Quarterly

Interest Reset Dates:       Each interest payment date

Interest Reset Period:      Quarterly

Interest Determination
    Dates: The second TARGET settlement day immediately preceding each interest reset date

Reporting Service:          Telerate (Page 248)

Business Days:              TARGET and New York

Calculation
    Agent: JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (London Branch)

Agent:                      Morgan Stanley & Co. International Limited

Denominations:              Euro 1,000, 10,000 and 100,000

Temporary Common Code:      18959607

Permanent Common Code:      16906565

Temporary ISIN:             XS0189596074

Permanent ISIN:             XS0169065652

Other Provisions:           See below

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

COMMERZBANK SECURITIES                                                WESTLB AG

Supplemental Information Concerning Plan of Distribution:

     We will issue these notes in temporary global bearer form with the Temporary ISIN XS0189596074 and Temporary Common Code 18959607. Once these notes have been exchanged for notes in permanent global bearer form, on or about May 10, 2004, they will be combined with our Global Medium-Term Notes, Series D, Euro Floating Rate Senior Bearer Notes Due 2008, issued on May 29, 2003, with the ISIN XS0169065652 and the Common Code 16906565, and offered pursuant to pricing supplement No. 52, dated May 15, 2003, to the prospectus dated June 11, 2002 and the prospectus supplement dated June 12, 2002 (the "original notes"). Following the exchange, both these notes and the original notes issued on May 29, 2003, in a combined aggregate principal amount of Euro 1,400,000,000, will bear the ISIN XS0169065652 and the Common Code 16906565.

     On March 23, 2004, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 100.3178%, plus accrued interest from and including February 27, 2004 to but excluding the original issue date, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100.5678%, plus accrued interest from and including February 27, 2004 to but excluding the original issue date, less a combined management and underwriting commission of .25% of the principal amount of the Euro Floating Rate Senior Bearer Notes Due 2008.

                                                          Principal Amount of
                                                         Senior Floating Rate
Name                                                                    Notes
----                                                      -------------------
Morgan Stanley & Co. International Limited........        Euro    850,000,000
Commerzbank Aktiengesellschaft....................                 75,000,000
WestLB AG.........................................                 75,000,000
                                                          -------------------
          Total...................................        Euro  1,000,000,000
                                                          ===================

Tax Redemption:

     For purposes of determining whether Morgan Stanley may effect a tax redemption as a result of a change in or amendment of applicable law or the interpretation thereof, the effective date for such change or amendment must be on or after May 15, 2003, the initial offering date of the original notes. See "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

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